Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-3820
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS SECOND QUARTER 2010 EARNINGS AND

INCREASES FULL-YEAR 2010 EARNINGS GUIDANCE

Highlights:

•	Earnings per share from continuing operations were $1.73 for the second quarter of 2010, compared to $1.23 for the prior year quarter.

•	Biocides Products sales increased 16 percent and operating income increased by 49 percent from the prior year quarter.

•	Third quarter earnings per share from continuing operations are expected to be in the $0.30 to $0.40 range.

•	The Company increases its full-year 2010 earnings guidance to $2.25 to $2.40 per share.

NORWALK, Conn., August 4, 2010 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced sales for the second quarter of 2010 of $441.4 million, compared to $377.0 million for the second quarter of 2009. Earnings per share from continuing operations for 2010 were $1.73 per share on $43.5 million of income, compared to $1.23 per share on $30.7 million of income in 2009.

Quarterly segment operating income was $69.1 million in 2010 compared to $49.0 million in 2009.

Commenting on the Company’s second quarter 2010 results, Arch Chemicals’ Chairman, President and CEO Michael E. Campbell said: “I am extremely pleased with our record earnings performance. The significant year-over-year improvement in sales and operating results was driven by strong demand in all of our core Biocides businesses, particularly HTH water products, personal care and industrial biocides. Our water products business benefited from favorable weather patterns in much of North America as well as from replenishment strategies at several of our major mass retail accounts in the U.S. Again this quarter, our personal care and industrial biocides businesses experienced robust demand across most market segments, particularly in antidandruff shampoos and building products. And although the U.S. housing and construction market remains weak, our wood protection business recorded better top-line and bottom-line results as a result of increased demand and lower raw material costs.” Mr. Campbell added: “Cost controls and working capital management continue to be a top priority for our businesses and contributed to our excellent results during the quarter.”

The following compares segment sales and operating income (loss) for the second quarters of 2010 and 2009 (including equity in earnings of affiliated companies and excluding restructuring and impairment):

Segment operating results for prior periods have been adjusted as the Company has reallocated certain historical centralized service costs, which were previously allocated to the industrial coatings business, to the Company’s other businesses.

Biocides Products

Biocides Products reported sales of $394.1 million and operating income of $78.9 million in 2010 compared with sales of $338.7 million and operating income of $52.8 million in 2009.

HTH Water Products

HTH water products reported sales of $241.0 million and operating income of $59.5 million for 2010 compared to sales of $202.5 million and operating income of $45.1 million for 2009.

Sales increased $38.5 million, or 19 percent, due to higher volumes and favorable foreign exchange. The increased volumes principally related to the U.S., and to a lesser extent, Europe and Canada. The higher U.S. volumes were attributable to the mass retail segment as a result of different replenishment strategies at major retail customers to align their inventory levels with seasonal consumer demand and increased shipments to other accounts and new customers. The different replenishment strategies employed by these mass retail accounts favorably impacted the quarter by concentrating sales in the second quarter and shifting the timing of a portion of the pool season sales from the first and third quarters. In addition, favorable weather patterns, principally in the Northeast and Midwest U.S. and in Canada, positively impacted demand for the Company’s branded products.

Operating income for the quarter was $14.4 million higher than prior year principally due to the improved North American volumes.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $84.8 million and operating income of $17.3 million compared to sales and operating income of $73.5 million and $7.2 million, respectively, in 2009.

Sales increased $11.3 million, or 15 percent, as higher volumes were partially offset by lower pricing across most market sectors. The higher volumes were primarily due to improved demand, particularly for biocides used in antidandruff products and biocides used in building products, as the global construction markets saw modest improvement from the second quarter of 2009.

Operating income increased $10.1 million as the higher volumes, lower plant costs and favorable sales mix more than offset the lower pricing.

Wood Protection

Wood protection reported sales of $68.3 million and operating income of $2.1 million compared to sales and operating income of $62.7 million and $0.5 million, respectively, in 2009.

Sales increased $5.6 million, or nine percent, due to higher volumes. Favorable foreign exchange was offset by lower pricing. The higher volumes were driven by modestly increased demand for wood preservatives across all regions, as well as new accounts. The lower pricing was driven by competitive pressures for some products and the impact of product mix.

Operating income improved $1.6 million due to lower raw material costs and higher volumes, which more than offset the impact of lower pricing, unfavorable foreign exchange and higher legal-related costs.

Performance Products

Performance Products reported sales of $47.3 million and operating income of $1.0 million compared with sales and operating income of $38.3 million and $1.2 million, respectively, in 2009.

Performance urethanes sales increased $8.8 million, or 26 percent, due to higher pricing, driven by increased raw material costs. Volumes were consistent with 2009 as higher demand for propylene glycol products, due to the addition of new accounts, was offset by the conclusion of a long-term contract manufacturing arrangement at the end of 2009. Operating income was consistent with 2009 as the improved pricing more than offset the higher raw material costs. This improvement in operating income was offset by the effect of the conclusion of the long-term contract manufacturing arrangement at the end of 2009.

Hydrazine sales and operating income were consistent with 2009.

General Corporate Expenses

Unallocated corporate expenses increased principally due to higher compensation-related costs and higher U.K. pension costs. In addition, 2009 benefited from favorable foreign exchange gains associated with loans with the Company’s foreign subsidiaries.

2010 Outlook

The Company has raised its full-year 2010 sales and earnings guidance. Full-year sales are now expected to be approximately nine to eleven percent higher than 2009 and earnings from continuing operations for the full-year 2010 are now anticipated to be in the $2.25 to $2.40 per share range, compared to the Company’s previous guidance towards the high end of the $1.90 to $2.10 per share range. This increased guidance reflects the Company’s strong first half results, including its peak seasonal earnings period. Depreciation and amortization forecasts remain in the $40 to $45 million range and capital spending in the $30 to $35 million range. The effective tax rate from continuing operations is now estimated to be in the 32 to 33 percent range, compared to its previous guidance in the 34 to 35 percent range.

For the third quarter, the Company anticipates earnings per share from continuing operations to be in the $0.30 to $0.40 per share range, compared to earnings per share from continuing operations of $0.41 during the third quarter of 2009, which excluded a charge related to executive severance of $0.03 per share. Operating income from the Biocides Products segment is forecast to be comparable to the year-ago period, while the Performance Products segment is expected to report lower results. Improved operating results for the personal care and industrial biocides businesses from higher volumes and a modest improvement in wood protection results due to lower raw material costs are expected to be offset by lower HTH water products profits due to the timing of sales for mass retail accounts and increased operating expenses. The Company also expects slightly higher general corporate expenses to offset lower income tax expense compared to the prior year.

Commenting on the Company’s 2010 outlook, Mr. Campbell said, “I am very encouraged by the strong global demand improvement we experienced for our biocides products in the first half, and our expectation is that these positive trends will continue. As a result, we have raised our sales and earnings forecasts for 2010. Arch’s strategic focus on our biocides portfolio and enhanced emphasis on innovation, combined with our presence in the world’s fastest-growing regions, position us for sustainable, profitable growth. We remain committed to enhancing shareholder value by increasing margins, maximizing cash generation, optimizing our portfolio and maintaining an attractive dividend.”

Note:	All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of over $1 billion. Arch and its subsidiaries provide innovative, chemistry-based and related solutions to selectively destroy and control the growth of harmful microbes. The Company’s concentration is in water treatment, hair and skin care products, wood treatment, preservation and protection applications such as for paints and building products, and health and hygiene applications. Arch Chemicals operates in two segments: Biocides Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ second quarter 2010 earnings conference call on Wednesday, August 4, 2010 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•

If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (877) 723-9518, passcode 7324316, in the United States, or (719) 325-4803, passcode 7324316, outside the United States.

•

A telephone replay will be available from 1:00 p.m. on Wednesday, August 4, 2010 until 11:00 p.m. (ET) on Wednesday, August 11, 2010. The replay number is (888) 203-1112, passcode 7324316; from outside the United States, please call (719) 457-0820, passcode 7324316.

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; no improvement or weakening in U.S., European and Asian economies; increases in interest rates; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; loss of key customers; the Company’s ability to maintain chemical price increases or achieve targeted price increases; higher-than-expected raw material and energy costs and availability for certain chemical product lines; unexpected changes in the antidumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; ability to obtain financing at attractive rates; financial market disruptions that impact our customers or suppliers; and gains or losses on derivative instruments.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Sales	$441.4	$377.0	$740.1	$639.2
Cost of Goods Sold	290.9	256.8	503.3	438.3
Selling and Administration	76.4	66.4	145.3	131.9
Research and Development	5.1	4.9	9.6	9.1
Interest Expense, Net	3.1	2.4	6.1	6.3

Income from Continuing Operations Before Equity in Earnings of Affiliated Companies and Taxes	65.9	46.5	75.8	53.6
Equity in Earnings of Affiliated Companies	0.1	0.1	0.3	0.2
Income Tax Expense	22.5	15.9	25.9	18.3

Income from Continuing Operations	$43.5	$30.7	$50.2	$35.5

Income (Loss) from Discontinued Operations, Net of Tax (b)	—	0.2	(0.5)	(1.4)
Gain on Sale of Discontinued Operations, Net of Tax (c)	—	—	5.6	—

Net Income	$43.5	$30.9	$55.3	$34.1

Basic Income (Loss) Per Share:
Continuing Operations	$1.73	$1.24	$2.00	$1.43
Income (Loss) from Discontinued Operations, Net of Tax (b)	—	—	(0.02)	(0.06)
Gain on Sale of Discontinued Operations, Net of Tax (c)	—	—	0.22	—

Basic Income (Loss) Per Share	$1.73	$1.24	$2.20	$1.37

Diluted Income (Loss) Per Share:
Continuing Operations	$1.73	$1.23	$2.00	$1.42
Income (Loss) from Discontinued Operations, Net of Tax (b)	—	—	(0.02)	(0.06)
Gain on Sale of Discontinued Operations, Net of Tax (c)	—	—	0.22	—

Diluted Income (Loss) Per Share	$1.73	$1.23	$2.20	$1.36

Weighted Average Common Stock Outstanding - Basic	25.1	25.0	25.1	24.9
Weighted Average Common Stock Outstanding - Diluted	25.2	25.1	25.2	25.0

(a)	Unaudited. As a result of the sale of the industrial coatings business, the Company has adjusted prior period results to include the results of operations of this business as discontinued operations.
(b)	Represents the results of operations, net of tax, for the industrial coatings business through the date of sale, March 31, 2010.
(c)	Represents the gain on the sale of the industrial coatings business, net of tax.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	June 30, 2010 (a)	December 31, 2009 (b)
Assets:
Cash and Cash Equivalents	$75.8	$70.1
Accounts Receivable, Net (c)	122.9	126.3
Securitization-Related Receivable (c)	86.9	76.0
Inventories, Net	163.3	145.9
Other Current Assets	16.4	14.4
Assets Held For Sale	—	125.1

Total Current Assets	465.3	557.8
Investments and Advances - Affiliated Companies at Equity	2.2	2.0
Property, Plant and Equipment, Net	168.4	176.1
Goodwill	203.2	205.8
Other Intangibles	146.6	156.1
Other Assets	105.4	112.7

Total Assets	$1,091.1	$1,210.5

Liabilities and Shareholders’ Equity:
Short-Term Borrowings	$7.3	$11.1
Current Portion of Long-Term Debt	111.1	21.9
Accounts Payable	147.5	116.9
Accrued Liabilities	81.2	75.8
Liabilities Associated with Assets Held For Sale	—	57.7

Total Current Liabilities	347.1	283.4
Long-Term Debt	78.0	257.7
Other Liabilities	248.3	264.5

Total Liabilities	673.4	805.6
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
25.0 Shares Issued and Outstanding (25.0 in 2009)	25.0	25.0
Additional Paid-in Capital	463.9	461.4
Retained Earnings	136.5	91.2
Accumulated Other Comprehensive Loss	(207.7)	(172.7)

Total Shareholders’ Equity	417.7	404.9

Total Liabilities and Shareholders’ Equity	$1,091.1	$1,210.5

(a)	Unaudited.
(b)	As a result of the sale of the industrial coatings business, the Company has adjusted its historical financial statements to reflect this business as an asset held for sale.
(c)	The Company sold certain accounts receivable through an accounts receivable securitization program (see Form 10-K for additional information). As a result, accounts receivable have been reduced, and amounts not yet collected from customers have been reflected as a securitization-related receivable.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Six Months Ended June 30,	2010	2009
Operating Activities:
Net Income	$55.3	$34.1
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Provided by Operating Activities:
Loss from Discontinued Operations	0.5	1.4
Gain on Sale of Discontinued Operations	(5.6)	—
Equity in Earnings of Affiliated Companies	(0.3)	(0.2)
Depreciation and Amortization	20.2	20.7
Deferred Taxes	4.8	(5.6)
Restructuring Payments	(0.1)	(0.1)
Changes in Assets and Liabilities, Net of Purchase and Sale of Businesses:
Accounts Receivable Securitization Program	59.7	72.9
Receivables	(70.6)	(56.5)
Inventories	(19.5)	(11.8)
Other Current Assets	(6.1)	(1.3)
Accounts Payable and Accrued Liabilities	39.2	14.7
Noncurrent Liabilities	(4.1)	4.5
Other Operating Activities	2.7	2.3

Net Operating Activities from Continuing Operations	76.1	75.1
Cash Flows of Discontinued Operations	(2.4)	5.1

Net Operating Activities	73.7	80.2

Investing Activities:
Capital Expenditures	(9.2)	(9.5)
Businesses Acquired in Purchase Transaction	—	0.3
Proceeds from Sale of a Business	48.9	0.5
Cash Flows of Discontinued Operations	(0.4)	(1.6)

Net Investing Activities	39.3	(10.3)

Financing Activities:
Long-Term Debt Borrowings	64.0	122.5
Long-Term Debt Repayments	(154.4)	(177.0)
Short-Term (Repayments) Borrowings, Net	(3.6)	(0.9)
Dividends Paid	(10.0)	(10.0)
Other Financing Activities	0.9	(2.3)
Cash Flows of Discontinued Operations	—	—

Net Financing Activities	(103.1)	(67.7)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(4.2)	(1.1)

Net Increase in Cash and Cash Equivalents	5.7	1.1
Cash and Cash Equivalents, Beginning of Year	70.1	50.8

Cash and Cash Equivalents, End of Period	$75.8	$51.9

(a)	Unaudited. As a result of the sale of the industrial coatings business, the Company has adjusted prior period results to include the results of operations of this business as discontinued operations.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Sales:
Biocides Products:
- HTH Water Products	$241.0	$202.5	$357.0	$305.2
- Personal Care and Industrial Biocides	84.8	73.5	165.7	141.6
- Wood Protection	68.3	62.7	126.0	109.4

Total Biocides Products	394.1	338.7	648.7	556.2
Performance Products:
- Performance Urethanes	43.1	34.3	82.8	75.3
- Hydrazine	4.2	4.0	8.6	7.7

Total Performance Products	47.3	38.3	91.4	83.0

Total Sales	$441.4	$377.0	$740.1	$639.2

Operating Income (Loss) (b):
Biocides Products:
- HTH Water Products	$59.5	$45.1	$63.7	$54.4
- Personal Care and Industrial Biocides	17.3	7.2	35.8	18.3
- Wood Protection	2.1	0.5	1.2	(2.8)

Total Biocides Products	78.9	52.8	100.7	69.9
Performance Products:
- Performance Urethanes	0.4	0.7	(2.2)	2.6
- Hydrazine	0.6	0.5	1.4	1.2

Total Performance Products	1.0	1.2	(0.8)	3.8

	79.9	54.0	99.9	73.7
General Corporate Expenses (c)	(10.8)	(5.0)	(17.7)	(13.6)

Total Segment Operating Income including Equity in Earnings of Affiliated Companies	69.1	49.0	82.2	60.1
Equity in Earnings of Affiliated Companies	(0.1)	(0.1)	(0.3)	(0.2)

Total Operating Income	69.0	48.9	81.9	59.9
Interest Expense, net	(3.1)	(2.4)	(6.1)	(6.3)

Income from Continuing Operations before Equity in Earnings of Affiliated Companies and Taxes	$65.9	$46.5	$75.8	$53.6

(a)	Unaudited. Prior period results have been adjusted to reflect the sale of the industrial coatings business, including a reallocation of certain centralized service costs, which were previously allocated to the industrial coatings business, to the Company’s other businesses.
(b)	Includes equity in earnings of affiliated companies.
(c)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company’s accounts receivable securitization program and certain pension expenses.

Arch Chemicals, Inc.

Reconciliation of GAAP to Non-GAAP Information

(In millions, except per share amounts)

The following table reconciles income and diluted income per share from continuing operations for the three months ended September 30, 2009 to income and diluted income per share from continuing operations before executive severance. The table is being provided in order to provide comparability to the Company’s earnings guidance for the three months ended September 30, 2010.

	Three Months Ended September 30, 2009
	Income	EPS
Income from Continuing Operations	$9.7	$0.38
Add: Executive severance, net of tax	0.7	0.03

Income from Continuing Operations before executive severance	$10.4	$0.41